DIANE D. DALMY
                                ATTORNEY AT LAW
                             8965 W. CORNELL PLACE
                           LAKEWOOD, COLORADO 80227
                           303.985.9324 (telephone)
                           303.988.6954 (facsimile)
                          email: ddalmy@earthlink.net


August 9, 2012


Division of Corporate Finance
U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20005
Attn:   Loan Lauren P. Nguyen-Special Counsel

Via Edgar Correspondence

Re: 	Ballroom Dance Fitness, Inc.
	Amendment No. 16 to Registration Statement on Form S-1
	Filed July 16, 2012
	File No. 333-167249

Dear Ms. Nguyen:

In accordance with the verbal comments received from the Securities and Exchange Commission on Wednesday, August 8, 2012 (the "SEC Verbal Comment") regarding the registration statement on Form S-1 (the "Registration Statement") for Ballroom Dance Fitness, Inc., a Nevada corporation (the "Company"), please be advised that the Company's website has been revised as requested.

Sincerely,

/s/ Diane D. Dalmy
Diane D. Dalmy